Exhibit 10.23

[***] = certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential.

Tripartite Supplemental Agreement

This Tripartite Supplemental Agreement (this “Agreement”) is made and entered into on [2025/7/1] by and among:

1.	[Northstar Lending LLC], a company incorporated and validly existing under the laws of the State of Delaware, with its registered address at 3500 South DuPint Highway, City of Dover, County of Kent, Delaware 19901 (“Original Party” or “NS”);

2.	[Green Volt Innovations AA1 LLC], a company incorporated and validly existing under the laws of [Jurisdiction], with its registered address at [Address] (“Substituted Party” or “Green Volt AA1”); and

3.	[One Blockchain LLC], a company incorporated and validly existing under the laws of Delaware, with its registered address at 221 N. Broad Street, Suite 3A, City of Middletown, Delaware 19709 (“Site Provider”).

Each of NS, Green Volt AA1, and the Site Provider may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, NS and the Site Provider entered into that certain Hosting Services Agreement, a true and correct fully executed copy of which is attached hereto as Exhibit A (the “Original Agreement”);

WHEREAS, the Parties desire to substitute Green Volt AA1 in place of NS as the contracting party under the Original Agreement, such that Green Volt AA1 shall assume all rights and obligations of NS thereunder from the Effective Date (as defined below); and

WHEREAS, the Parties now wish to record such substitution and related arrangements in this Agreement.

1.	Substitution of Contracting Party

1.1 As of the Effective Date, NS shall be deemed to have irrevocably assigned, transferred, and novated to Green Volt AA1 all of its rights, interests, obligations, and liabilities under the Original Agreement.

1.2 Green Volt AA1 hereby accepts such substitution and agrees to assume and perform all obligations of NS under the Original Agreement as if it were an original party thereto, including but not limited to all payment obligations for Hosting Fees, the Deposit, on-rack fee and any other fees outlined in the Original Agreement and its appendices

1.3 The Site Provider hereby consents to the substitution of Green Volt AA1 in place of NS as the contracting party under the Original Agreement and releases NS from any further obligations or liabilities under the Original Agreement, except for those arising prior to the Effective Date.

2.	Continuity of the Original Agreement

2.1 Except as expressly amended by this Agreement, all other provisions of the Original Agreement shall remain in full force and effect.

Details of the Hosted Servers hereunder are as follows:

		Rated	Rated	Managed	Managed
Batch No.	Model	Hashrate (T/HS)	Power (kW)	Hosting Capacity (MW)	Hosting Quantity (Units)

1	[***]	[***]	[***]	[***]	[***]
2
In Total

Deposit:

Batch No.	Hosting Quantity (Units)	Deposit Breakdown	Deposit (US$)
1	[***]	[***]	[***]

2.2 From the Effective Date, all references to “NS” in the Original Agreement shall be construed as references to “Green Volt AA1”.

2.3 For the avoidance of doubt, the Parties hereby agree and confirm that the “Effective Date” of the Original Agreement, as referenced in the preamble of the Hosting Services Agreement, is hereby definitively established as June 27, 2025.

3.	Representations and Warranties

3.1 Each Party represents and warrants that it has the full power and authority to enter into and perform its obligations under this Agreement.

3.2 NS further represents and warrants that there are no outstanding claims, disputes, or breaches on its part under the Original Agreement as of the Effective Date.

4.	Miscellaneous

4.1 This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to its conflict of law principles.

4.2 Any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the courts of Delaware.

4.3 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

4.4 This Agreement shall become effective as of the date on which all Parties have duly executed it (the “Effective Date”).

IN WITNESS WHEREOF, the Parties have executed this Tripartite Supplemental Agreement as of the date first written above.

[Northstar Lending LLC]

By:	/s/Weichao Zhang
Name:	Zhang Weichao
Title:	President
Date:	2025/7/1

[Green Volt Innovations AA1 LLC]

By:	/s/ Zhang Xiaojun
Name:	Zhang Xiaojun
Title:	Director
Date:	2025/7/1

[One Blockchain LLC]

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	CEO
Date:	2025/7/1

Exhibit A

(Original Hosting Services Agreement)

Agreement Reference Number: [        ]

HOSTING SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the date confirmed by NORTHSTAR in writing via email (the “Effective Date”).BETWEEN:

(1)	Northstar Lending LLC, a corporation incorporated under the laws of the State of Delaware (File No.7154473), having its registered office at 3500 South DuPint Highway, City of Dover, County of Kent, Delaware 19901; (“NORTHSTAR”); and

(2)	One Blockchain LLC (f.k.a BV Power Alpha LLC), a limited liability company formed under the laws of the State of Delaware, the United States of America (File No.6298557), having its registered office at 221 N. Broad Street, Suite 3A, City of Middletown, Delaware 19709 (“Service Provider”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	Service Provider is the owner and operator of the Data Center Facility (as defined below) and provides Services (as defined below) at the Data Center Facility.

(B)	NORTHSTAR desires to engage Service Provider to provide the Services, and Service Provider is willing to perform such Services, in each case, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	In this Agreement, these expressions have the following meanings:

“Actual Hosting Unit Price” means the effective unit price per kWh applicable during the relevant Billing Period set forth in APPENDIX I hereto.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Applicable Law” means any treaty, law, decree, order, regulation, decision, statute, ordinance, rule, directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

“Billing Period” means the period of approximate one (1) month for which Service Provider issues invoices to NORTHSTAR for the Services provided by Service Provider during such period, the determination of which shall follow the following principle: (a) the first Billing Period shall commence from 00:00 (Beijing Time) on the Initial Date until 23:59 (Beijing Time) on the last calendar day of the same month, and (b) each of the subsequent Billing Periods shall commence from 00:00 (Beijing Time) on the first calendar day of the month following the previous Billing Period until 23:59 (Beijing Time) on the last calendar day of such month.

“Business Day” means a day (other than Saturday, Sunday or public holiday) on which banking institutions in the Relevant Jurisdiction are open generally for business.

“Control” means, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that, in the case of a Person that is an entity, such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the holders of the shares or other equity interests or registered capital of such Person or power to control the composition of a majority of the board of directors or similar governing body of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Data Center Facility” means the data center facility owned and operated by Service Provider as set forth in EXHIBIT A of APPENDIX I hereto.

“Data Center Facility Operator” means the Service Provider’s employees, personnel, appointed contractors, or outsourced operations team.

“Deposit” means the amount payable by NORTHSTAR to Service Provider equal to one (1) month of the theoretical amount of the Hosting Fees for one Billing Period, based on the Hosting Quantity for the respective batch of the Hosted Servers, calculated in accordance with the following formula: Deposit = Hosting Quantity for the respective batch of the Hosted Servers × 3.6 (kW) × Normal Hosting Unit Price × 24 ×30; the specific amount of the Deposit shall be initially set forth in paragraph 2.3 of APPENDIX I, subject to the adjustment in accordance with Article 6.1(b) and/or Article 6.1(e) (if applicable).

“Digital Assets Price” means the price of the applicable digital asset at the relevant hour (Beijing Time), denominated in US Dollars and published on the website of Coinmarketcap (https://coinmarketcap.com/).

“Emergency” means an event occurring at the Data Center Facility or any immediately adjoining property that poses actual or imminent risk of serious personal injury or material physical damage to the Hosted Servers that Service Provider reasonably believes requires it to take immediate preventative or remedial action.

“End-Period Meter Reading” means the meter reading of the Separate Meter taken at 23:59 (Beijing Time) on the last day of the applicable Billing Period.

“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which delays, prevents or hinders that Party from performing any obligation imposed upon that Party under this Agreement, including to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of god, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics, earthquakes, landslides, avalanches, floods, hurricanes, explosions and regulatory and administrative or similar action or delays to take actions of any governmental authority.

“Health and Safety Manual” means the health, safety and environmental program and manual developed or to be developed by Service Provider in accordance with Applicable Laws and Prudent Industry Practices, as approved by NORTHSTAR.

“Hosted Servers” means the supercomputing servers and ancillary hardware equipment owned by NORTHSTAR or its designated third party(ies) and hosted at the Data Center Facility pursuant to terms set forth in APPENDIX I.

“Hosting Capacity” shall have the meaning ascribed to it in APPENDIX I.

“Hosting Fee(s)” means the fee for the Services payable by NORTHSTAR to Service Provider based on the Power Consumption during the applicable Billing Period, which shall be calculated in accordance with Article 3.1. For the avoidance of doubt, in no event shall the Hosting Fee be determined in accordance with the quantity of Hosted Servers.

“Hosting Fee Ratio” means the ratio of the Hosting Fee to the Theoretical Hashrate PPS Income during the relevant period.

“Hosting Quantity” means the agreed quantity of the Hosted Servers set forth in APPENDIX I, for which Service Provider shall provide the Hosting Capacity, the details of which shall be initially set forth in paragraph 2 of APPENDIX I and subject to adjustment in accordance with paragraph 2.3 of APPENDIX I, Article 6.1(b) and/or Article 6.1(e) herein, or other adjustment as agreed by the Parties; provided that the adjustment shall be confirmed in writing by the Parties by either emails or a supplemental agreement hereto.

“Initial Date” means the date the first batch of Hosted Servers set forth in APPENDIX I are powered-on for normal hosting and operation.

“Inventory Assets” means any asset stored or kept by NORTHSTAR at the Data Center Facility other than the Hosted Servers, which may include, without limitation, servers or hardware equipment that are damaged, defective, malfunctioning or not operating, servers or hardware equipment that are returned for maintenance and repair, servers or hardware equipment that are backup to the Hosted Servers, the spare parts and components for the maintenance and repair of the Hosted Servers, and the packaging materials for the Hosted Servers.

“Knowledge” means with respect to Service Provider, the actual knowledge of Service Provider, and that knowledge which should have been acquired by Service Provider after making such due inquiry and exercising such due diligence as a prudent business person who would have made or exercised in the management of its business affairs, including but not limited to due inquiry of all necessary officers, directors and professional advisers of Service Provider and its Affiliates who could reasonably be expected to have knowledge of the matters in question.

“Minimum Power Commitment” means the commitment of power consumption of Service Provider pursuant to the applicable Power Purchase Agreement, the failure to utilize electrical power under which, or the failure to make payment of which regardless of the actual utilization, will constitute a breach of contract under such Power Purchase Agreement. The specific amount of the Minimum Power Commitment shall be set forth in the applicable Information Memorandum of Data Center Facility.

“Minimum Hosting Unit Price” shall have the meaning ascribed to it in APPENDIX I.

“Monitoring Software” means the software designated by the Parties to monitor the operation of the Hosted Servers, which shall be AntSentry (version V2 or such other version as may be upgraded by NORTHSTAR from time to time) unless otherwise mutually agreed between the Parties in APPENDIX I.

“Monthly Theoretical Hosting Fee” means the theoretical amount of the Hosting Fee for one (1) month, which shall be calculated in accordance with the following formula: Monthly Theoretical Hosting Fee = ∑Rated Power of Each Hosted Server Powered-On (kW) × Normal Hosting Unit Price × 24 × 30.

“Normal Hosting Unit Price” shall have the meaning ascribed to it in APPENDIX I.

“Online Status” means the status of a Hosted Server that is powered-on with constant supply of electrical power, has stable connection with network and is accessible via the Monitoring Software where the status tag “Online” is indicated for such Hosted Server.

“Online Status Ratio” means a fraction where the numerator is the sum of the actual length of time of each Hosted Server in Online Status during the applicable Billing Period, and the denominator is the sum of theoretical length of time of each Hosted Server in Online Status during the applicable Billing Period. If the Service Provider promptly furnishes adequate evidence upon such an event and subject to NORTHSTAR’s consent, the theoretical Online Duration of each Hosted Server may exclude the duration during which compulsory power curtailment occurs as a result of a government directive or load limitation programs, as stipulated in the power purchase agreement between the Service Provider and the power supplier, provided that such compulsory power curtailment is not a consequence of a breach of any government order or the power purchase agreement by the Service Provider. The Online Status Ratio shall finally be determined by the data as illustrated on the Monitoring Software, except that if there is a technical failure (including, but not limited to, technical failure of the Monitoring Software and/or the Hosted Servers, or offline of the NUC, etc.) that prevents from reading certain data, the aforementioned numerator and denominator shall be adjusted accordingly to subtract such time during which the relevant data cannot be read due to such technical failure, unless otherwise agreed by the Parties.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality).

“Power-off Server(s)” means Hosted Server(s) that is/are powered off voluntarily by NORTHSTAR pursuant to Article 5.1.

“Power Consumption” means the amount of electrical power consumed by the Hosted Servers during the applicable Billing Period, including any of the Hosted Servers under the Low Power Mode, which shall be determined by subtracting the End-Period Meter Reading of the Billing Period immediately preceding the relevant Billing Period from the End-Period Meter Reading of the relevant Billing Period, the unit of which shall be kWh.

“Power Purchase Agreement” means the power purchase agreement, or other similar agreement for procurement of electrical power for the Data Center Facility, entered into between Service Provider and the relevant power supplier of the Data Center Facility.

“Prudent Industry Practices” means those practices, methods, acts, equipment, specifications and standards of safety and performance, as the same may change from time to time, which a prudent owner or operator in the United States of a data center facility, cryptomining equipment or other ancillary hardware equipment of a type and size similar to the Data Center Facility would use or follow to accomplish the desired objectives and results lawfully, reliably and safely. Notwithstanding the foregoing, “Prudent Industry Practices” are not intended to be limited to the optimum practices, methods, acts, equipment, specifications or standards of safety and performance to the exclusion of all others but rather to be acceptable practices, methods, acts, equipment, specifications and standards of safety and performance generally accepted in the industry.

“Rated Hashrate” means the rated hashrate stated on the factory label of the applicable Hosted Server.

“Rated Power” means the amount of the rated electrical power stated on the factory label of the applicable Hosted Server.

“Reconciliation Statement” means the statement issued by Service Provider to NORTHSTAR every Billing Period for reconciliation between the Parties, which shall set out details including but not limited to Power Consumption, the applicable Actual Hosting Unit Price, the Online Status Ratio, Hosting Fees chargeable, any occurrence of interruption or suspension of any Service during such Billing Period, the form of which is set out in APPENDIX II hereto.

“Relevant Jurisdiction” means the State of Delaware of the United States of America.

“Separate Meter” means the separate meter installed by Service Provider at the Data Center Facility for metering the electrical power consumed by the Hosted Servers.

“Service” means the hosting services provided by Service Provider to NORTHSTAR pursuant to this Agreement, including the hosting services set forth in APPENDIX I. For the avoidance of doubt, the Parties agree and acknowledge that the Service does not include any operation or maintenance of Hosted Servers.

“Theoretical Hashrate PPS Income” means the theoretical earnings of the applicable Hosted Server based on the actual Mining Pool Bitcoin (BTC) Hashrate of such Hosted Server with reference to the prevailing network difficulty during the relevant period and the Digital Assets Price, which shall be calculated based on the real-time total network hashrate and the price of Bitcoin (BTC), with a sampling frequency of once an hour on a credible third-party platform1, and the average value of the relevant data in each relevant period shall be the Theoretical Hashrate PPS Income of such period, the specific value shall be determined by the data as illustrated on the Mining Pool. For avoidance of doubt, the Parties agree that: when calculating the Hosting Fee Ratio for the voluntary power-off in accordance with Article 5, the relevant period shall be the consecutive 24*14 hours as stipulated in Article 5.1.

[1]	Unless otherwise specified by NORTHSTAR, the third-party platform shall be the website of Coinmarketcap (https://coinmarketcap.com/).

1.2.	In this Agreement, unless otherwise specified:

(i)	words importing the singular include the plural and vice versa where the context so requires;

(ii)	the headings in this Agreement are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement;

(iii)	references to Articles and Appendix(es) are references to the articles and appendix(es) of this Agreement;

(iv)	references to days, dates and times are to the days, dates and times of the Relevant Jurisdiction, unless otherwise indicated;

(v)	any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force;

(vi)	understanding and interpretation of this Agreement shall be based on the purpose of this Agreement and the original meaning of the context and prevailing understanding and practice in the industry, and provisions of this Agreement and relevant Appendix(es) shall be understood and interpreted as a whole; and

(vii)	“$”, “US$”, “US dollar”, “US dollars”, “dollar” and “dollars” denote lawful currency of the United States of America.

2.	SCOPE OF SERVICES

Subject to the terms and conditions of this Agreement, Service Provider shall provide to NORTHSTAR, and NORTHSTAR shall receive from Service Provider, the Services set forth in APPENDIX I.

3.	SERVICE FEE AND PAYMENT

3.1	Hosting Fee Calculation. Hosting Fee for each Billing Period shall be calculated as follows:

Hosting Fee = （Power Consumption） × Hosting Unit Price

3.2	Cost Increases. In the event of an increase in electricity cost of the Normal Hosting Unit Price due to requirements of a governmental agency or third-party electricity provider, the Service Provider shall notify NORTHSTAR in writing and, upon NORTHSTAR’s request, the Service Provider shall furnish reasonable supporting documentation therefor. Upon such notification, the Parties agree to negotiate in good faith to adjust the Hosting Unit Price to account for such increase in electricity cost; provided that any such adjustment shall not exceed ten percent (10%) of the Normal Hosting Unit Price per calendar year. If the proposed increase exceeds this threshold and the Parties are unable to reach agreement within 30 days of notification, NORTHSTAR shall have the right to terminate this agreement without penalty. For the avoidance of doubt, nothing in this Article shall affect NORTHSTAR’s right to terminate without penalty.

3.3	Repair Fee. Repair Fee shall be payable as per use.

3.4	Other One-off Fees. Other one-off fees set forth in the applicable Service Order shall be paid in accordance with such Service Order.

3.5	Hosting Fee Payment. Payments for Hosting Fees shall be made by NORTHSTAR to Service Provider as follows:

3.5.1 Prepayment. This agreement operates on a prepayment basis for all hosting fees. NORTHSTAR is required to pay the full theoretical monthly hosting fee for the subsequent month on or before the 20th day of each preceding calendar month. Payment for the initial month’s hosting fee must be received before the scheduled power-on date.

Upon execution of a Service Order and no later than the prepayment date set forth therein, NORTHSTAR shall make a prepayment equal to the amount of the Theoretical Hosting Fee calculated as follows:

Theoretical Hosting Fee= Hosting Capacity x Normal Hosting Unit Price x 24

Hours x Number of Days in the first full Billing Period

3.5.2 Subsequent Payment. For each billing period following the first Billing Period, NORTHSTAR shall pay the full theoretical Hosting Fee in advance, no later than the 20th day of the preceding calendar month.

In the event of any late payment, NORTHSTAR shall be liable for a late payment penalty calculated at a rate of 0.1% per day of the overdue amount, subject to a cap of 10% of the total overdue amount

3.6	Deposit and Power-On Obligations

NORTHSTAR shall pay to the Service Provider a deposit in the amount o [***] on the Effective Date of this Agreement, but in any event no earlier than two (2) weeks prior to the scheduled power-on date. The Deposit shall serve exclusively as security for NORTHSTAR’s payment obligations under this Agreement and shall not be applied, set off, or otherwise utilised by the Service Provider without NORTHSTAR ’s prior written consent.

The Service Provider shall commission and power on the Facility in accordance with the timeline and deployment quantities set forth in the Appendix hereto. In the event of any delay in the scheduled power-on attributable to the Service Provider, the Service Provider shall be liable to compensate NORTHSTAR for such delay. Delay compensation shall be calculated as follows:

Delay Compensation = ∑ (Rated Power of Each Delayed Mining Machine (kW)) × US$0.01 × Number of Hours Delayed

If the power-on is delayed by more than thirty (30) calendar days beyond the agreed schedule, NORTHSTAR shall have the right to terminate this Agreement upon written notice. Upon such termination, the Service Provider shall (a) refund the Deposit in full; and (b) pay all delay compensation owed pursuant to the above formula.

Upon termination or expiry of this Agreement, the Service Provider shall return the full amount of the Deposit to NORTHSTAR within thirty (30) calendar days of the Effective Date of such termination or expiry. Any deduction from the Deposit must be (i) supported by detailed written documentation; and (ii) approved in advance by NORTHSTAR in writing.

Should the Service Provider fail to return the refundable portion of the Deposit within the prescribed period, interest shall accrue on the outstanding amount at a rate of 0.05% per day until full payment is made.

For the final hosting period, NORTHSTAR may, at its sole discretion, apply the Deposit against any undisputed outstanding amounts due to the Service Provider. Any remaining balance shall be promptly refunded to NORTHSTAR. In the event the Deposit is insufficient to satisfy such outstanding amounts, NORTHSTAR shall settle the shortfall within [insert number] business days following receipt of a properly itemised final invoice from the Service Provider.

3.7	Reconciliation

Service Provider shall furnish to NORTHSTAR the Reconciliation Statement for the previous Billing Period within five (5) Business Days from the end of such previous Billing Period. NORTHSTAR may raise to Service Provider any objection to the Reconciliation Statement, with data and records supporting such objection, within five (5) Business Days upon its receipt of the Reconciliation Statement, failing which NORTHSTAR shall be deemed to have approved the Reconciliation Statement.

In the event of any objection raised by NORTHSTAR, the Parties shall diligently and expeditiously work towards resolving the discrepancies between the Reconciliation Statement and the supporting data and records provided by NORTHSTAR. The final determination shall be made by the onsite operation and maintenance staff of NORTHSTAR on the basis of the actual power consumption, which shall not exceed the amount of the Rated Power Consumption. Upon successful resolution of the discrepancies, Service Provider shall furnish to NORTHSTAR a revised version of the Reconciliation Statement and NORTHSTAR shall approve such revised version in writing within five (5) Business Days upon receipt.

3.8 Invoice. Upon approval of the Reconciliation Statement, or the revised version as applicable, Service Provider will issue the invoice of the Service Fees on or before 7th of the month, which shall comprise two components:

3.8.1 – Prepayment for Next Billing Period: The invoice shall include the Theoretical Hosting Fee for the subsequent Billing Period in accordance with Article 3.5.

3.8.2 – Reconciliation of Previous Billing Period: The invoice shall also include reconciliation adjustments for the previous Billing Period as follows:

(a)	if the amount of Hosting Fee for the previous Billing Period equals to the Theoretical Hosting Fee prepaid in accordance with Article 3.5, the Hosting Fee shall be regarded as fully settled;

(b)	if the amount of Hosting Fee for the previous Billing Period is less than the Theoretical Hosting Fee prepaid in accordance with Article 3.5, the invoice shall include a credit for the difference between the prepayment and the actual Hosting Fee amount;

(c)	if the amount of the Hosting Fee for the previous Billing Period is more than the Theoretical Hosting Fee prepaid in accordance with Article 3.5, the invoice shall include a debit for the shortfall between the prepayment and the actual Hosting Fee amount; and

(d)	Any amount of the Repair Fee in the invoice shall be paid by NORTHSTAR to the Service Provider no later than seven (7) Business Days from the date of the invoice.

3.8.3 Payment Terms: Subject to Clauses 3.8.2(b) and (c), NORTHSTAR shall settle the undisputed net amount stated in each valid invoice within seven (7) Business Days from the date of such invoice.

3.9 Payment Method. All payment pursuant to this Agreement, including any remittance or refund, shall be made via wire transfer of immediately available funds in the US Dollars to the bank account designated by the receiving Party.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Each of the Parties hereby makes the following representations and warranties to the other Party:

(a)	It has the full power and authority to own its assets and carry on its businesses.

(b)	The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.

(c)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(d)	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	any Applicable Law;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets.

(e)	All authorizations required or desirable:

(i)	to enable it to lawfully enter into, exercise its rights under and comply with its obligations under this Agreement;

(ii)	to ensure that those obligations are legal, valid, binding and enforceable; and

(iii)	to make this Agreement admissible in evidence in its jurisdiction of organization,

a)	have been, or will have been by the time, obtained or effected and are, or will by the appropriate time be, in full force and effect.

(f)	It is not aware of any circumstances which are likely to lead to:

(i)	any authorization obtained or effected not remaining in full force and effect;

(ii)	any authorization not being obtained, renewed or effected when required or desirable; or

(iii)	any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or could reasonably be expected to have a material adverse effect.

4.2.	Service Provider hereby makes the following representations and warranties to NORTHSTAR:

(a)	It has provided NORTHSTAR with all the information and materials of which it has Knowledge in accordance with NORTHSTAR’s due diligence checklist. No information or materials provided by it in the due diligence process, when taken as a whole, contains any untrue statement or omits to state any material fact. There is no information that Service Provider has not disclosed to NORTHSTAR in response to NORTHSTAR’s inquiry, of which any of Service Provider’s Representatives has Knowledge.

(b)	The Services shall be free from defects and shall meet the specifications as stipulated herein (including but not limited to provisions of Article 6). Without prejudice to NORTHSTAR’s other rights, in the event of any breach of this warranty, Service Provider shall make prompt payment of the fair market value for such Hosted Servers to NORTHSTAR if the Hosted Servers are damaged, lost or have other abnormalities due to reasons attributable to Service Provider.

(c)	Service Provider represents and warrants that the entry into and performance by it of, and the transactions contemplated by, this Agreement does not conflict with the lease agreement between itself and the relevant landlord in connection with the Data Center Facility. The Service Provider further represents and warrants that this Agreement is permitted under the use of the related premises. NORTHSTAR shall not in any event be liable for any obligations to the landlord of the Data Center Facility (the “Landlord”), including but not limited to rental or any other fees payable by the Service Provider to the Landlord.

(d)	At all times, rights, title and interest in the Hosted Servers shall remain absolutely with NORTHSTAR or the owner of the Hosted Servers, and the Hosted Servers shall be identifiable and separate from the Service Provider’s own assets. For the avoidance of doubt, any claim over the Service Provider in an event of default relating to the Service Provider shall exclude the Hosted Servers.

5.	VOLUNTARY POWER-OFF

5.1.	At any time when the applicable Hosting Unit Price is at the Minimum Hosting Unit Price, and if the ratio of the Hosting Fees to the Theoretical Hashrate PPS Income has remained at 90% or higher for a consecutive of 72 hours, NORTHSTAR shall be entitled to voluntarily power off any or all of the Hosted Servers in its sole discretion.

5.2.	Any Power-off Server may remain on rack at the Data Center Facility for a period of fifteen (14) calendar days (exclusive of the first day on which such Power-off Server is powered off), during which period NORTHSTAR may at any time re-power on such Hosted Server in its sole discretion (the “Voluntary Power-off Period”). After such fifteen (14) calendar days, NORTHSTAR shall power up the Hosted Servers, or NORTHSTAR may unilaterally terminate this Agreement.

5.3.	During the Voluntary Power-off Period:

A. NORTHSTAR shall not be liable to pay to Service Provider any fee, charges or expenses whatsoever, regardless whether there is a Minimum Power Commitment or not; and

B. If there is a Minimum Power Commitment, Service Provider may, in its sole discretion, power on any Power-off Servers to fulfill its obligation of the Minimum Power Commitment, provided that Service Provider shall be solely responsible for any cost and exchanges of operating the Power-off Hosted.

C. The Service Provider can request NORTHSTAR to continue to operate the mining machines. The Service Provider shall bear sole responsibility for all costs of mining machine operations, as well as for any damage to or loss of the mining machines, and shall be entitled to a eighty percent (80%) / twenty percent (20%) split of net mining revenue, with eighty percent (80%) allocated to the Service Provider and twenty percent (20%) to NORTHSTAR, after deduction of power bills and related operational expenses.

6.	OPERATION ENVIRONMENT OF DATA CENTER FACILITY

6.1.	Conditions of the Data Center Facility. No later than the Initial Date and at all times up to and until the termination of this Agreement, Service Provider shall (i) be fully responsible for the conditions of the Data Center Facility, including, without limitation, maintaining such Data Center Facility (including any and all buildings and grounds therein) in a healthy and safe condition that is free from all known hazards, whether existing now or arising in the future, and in full compliance with all Applicable Laws, and (ii) provide NORTHSTAR with sufficient server rooms, server positions, racks, power load and facilities, broadband network and network facilities, heat dissipation facilities, sand, rain and snow-proofing facilities, temperature and humidity monitoring and sensing equipment, security monitoring and other equipment reasonably required for the normal operation of the Hosted Servers of the reasonable commercial standard, satisfying at least the following requirements:

(a)	There shall be at least two operators’ dedicated network line access, network bandwidth configuration of 100Mbps per 10,000 miners, and network latency of no more than 100ms (based on the ping value from the Hosted Servers’ intranet IP to ANTPOOL). Besides, a network environment containing RJ45 interfaces shall be provided for the Monitoring Software’s servers in the Data Center Facility’s operation and maintenance network.

(b)	The temperature of the air inlet of any Hosted Server at any time shall not be higher than 35℃ or lower than 5℃. If the temperature conditions (especially high-temperature conditions) of the Data Center Facility are not satisfied, NORTHSTAR shall be entitled to reduce the Hosting Quantity of Hosted Servers to satisfy the heat dissipation requirements of the miners at its sole discretion, and Service Provider shall (i) unconditionally cooperate with NORTHSTAR to move the de-racked Hosted Servers due to temperature reasons designated by NORTHSTAR out of the server room, and (ii) adjust the amount of the Deposit in accordance with the reduced Hosting Quantity and return the difference between the pre-adjustment Deposit and the post-adjustment Deposit in full to NORTHSTAR within seven (7) Business Days from reduction of the Hosting Quantity.

(c)	The environmental humidity of the Data Center Facility at any time shall not be higher than 85% or lower than 10%.

(d)	The measurement range of the temperature and humidity monitoring and sensing equipment shall cover -30℃ to 60℃. Temperature and humidity monitoring and sensing equipment may be wired transmission equipment or wireless transmission equipment, for the convenience of operation and maintenance real-time monitoring.

(e)	The power load provided by Service Provider shall satisfy the requirements of this Agreement (including all appendices, schedules and exhibits hereto) and standard operational conditions. In the event that the power load is insufficient for any reason (including but not limited to damage to power supply equipment, insufficient supply from the power supplier, or policy changes at the location of the Data Center Facility), NORTHSTAR shall be entitled to reduce the Hosting Quantity of the Hosted Servers at its sole discretion, and Service Provider shall (i) unconditionally cooperate with NORTHSTAR to move the de-racked Hosted Servers due to insufficient power load designated by NORTHSTAR out of the server room, and (ii) adjust the amount of the Deposit in accordance with the reduced Hosting Quantity and return the difference between the pre-adjustment Deposit and the post-adjustment Deposit in full to NORTHSTAR within seven (7) Business Days from reduction of the Hosting Quantity.

(f)	There shall be sufficient forklifts, lift trucks and other related machinery and equipment to provide timely racking and de-racking services for the Hosted Servers.

(g)	Service Provider shall conduct routine inspections of (i) water supply equipment to timely eliminate potential risks including but not limited to water curtain failure, water pipe rupture and water pipe blockage; (ii) power and network of the Data Center Facility to timely detect any out of ordinary circumstances including but not limited to power outages or tripping, network outages, and network and power instability, and notify the Data Center Facility’s management personnel in writing upon the occurrence of any such circumstance, and request the Data Center Facility’s management personnel to timely respond to such circumstance; (iii) temperature of miner rooms to timely eliminate potential risks including but not limited to abnormal Sever temperatures. Service Provider shall be responsible for the emergency response to extreme weather including but not limited to lightning, rainstorm, hail, and snowstorm.

6.2.	Exclusive Server Room. Service Provider shall provide exclusive server room(s) for the storage and operation of the Hosted Servers, which shall be physically separated from server rooms at the Data Center Facility for use by other customers of Service Provider. No server and/or other hardware equipment other than the Hosted Servers may be allowed in such exclusive server room(s) unless with prior written approval of NORTHSTAR. Service Provider shall take necessary measures satisfactory to NORTHSTAR to separate the Hosted Servers from other servers and/or hardware equipment, including but not limited to labeling the Hosted Servers. Besides, Service Provider shall provide room, network and power supply for the Monitoring Software, separate from the Hosted Servers.

6.3.	Standard Hosting Environment. Service Provider shall maintain the standard hosting environment for the Hosted Servers in accordance with the conditions set forth in APPENDIX I.

6.4.	Title and Ownership. Service Provider warrants and represents that it has good title to, or right by license, lease or other agreement to use, the Data Center Facility, and there is no actual, pending or threatened dispute or other claim as to title and ownership of the Data Center Facility.

6.5.	Safety and Security. Server Provider shall take standard industry practices and all necessary measures, as well as install all necessary facilities, to ensure safety and security of the Data Center Facility and the Hosted Servers against any safety accidents such as damage, loss or fire outbreak, etc. or any faults such as dust ingress, water ingress or snow ingress, etc. If any Hosted Server is damaged, lost or has other abnormalities due to reasons attributable to Service Provider, Service Provider shall indemnify NORTHSTAR against its losses arising therefrom based on the fair market value of such Hosted Server.

6.6.	Compliance with Applicable Law. Service Provider shall ensure that the operation of the Data Center Facility, the individuals of Service Provider and provision of Services is at all times in compliance with Applicable Laws and that any and all applicable approvals, certificates, orders, authorizations, permits, qualifications and consents required for the operation of the Data Center Facility and provision of Services have been obtained no later than the Initial Date and are not revoked, cancelled or expired (unless properly renewed on or prior to such expiration) up to and until the termination of this Agreement. The Parties recognize that it is Service Provider’s sole and exclusive responsibility to maintain a safe and healthy work environment at the Data Center Facility that is free from recognized hazards and fully complies with the Applicable Laws, including without limitation, the federal Occupational Safety and Health Act (“OSHA”, if applicable), as well as any similar state or local laws. Accordingly, Service Provider promises and hereby covenants to maintain a safe and healthy work environment at the work places including but not limited to the Data Center Facility and the necessary onsite production and living facilities including office rooms, maintenance rooms, canteen, dormitory and toilets, that is free from recognized hazards and fully compliant with OSHA (if applicable), and any similar state or local laws, to ensure the safety of NORTHSTAR Personal (as defined below) during their work. Besides, Service Provider shall organize necessary safety training and safety drills for NORTHSTAR Personal on a regular basis. In addition, NORTHSTAR shall have the right, upon reasonable prior notice and during normal working hours, to engage an independent third-party auditor to conduct safety audits of the Data Center Facility and associated facilities. Service Provider shall reasonably cooperate with and not unreasonably withhold access to such third-party auditors for purposes of conducting such audits.

6.7.	24/7 Access by NORTHSTAR Personnel. If there is no other specific agreement, NORTHSTAR or the third party designated by NORTHSTAR (collectively, the “O&M Service Provider”) shall be responsible for the operation and maintenance of the Hosted Servers. The O&M Service Provider may appoint one or more individuals (“NORTHSTAR Personnel”) to carry out operation and maintenance activities on the Hosted Servers onsite at the Data Center Facility on a 24-hour per day, 7-day per week basis.

(a)	Service Provider shall provide all necessary support and cooperation for the operation and maintenance of the Hosted Servers by NORTHSTAR Personnel, including but not limited to that Service Provider shall grant NORTHSTAR Personnel access and permit to:

(i)	enter into the Data Center Facility;

(ii)	obtain the operational data of the Hosted Servers;

(iii)	inspect the operational conditions of the Data Center Facility;

(iv)	perform maintenance on the Hosted Servers;

(v)	handle or repair any Hosted Servers that may be damaged, defective, malfunctioning or not operating; and

(vi)	check, examine and conduct inventory audits of the Hosted Servers and Inventory Assets.

(b)	Any inspection, on-site management and/or technical support by the O&M Service Provider shall not (i) relieve Service Provider of any responsibility for the proper performance of the Services or any other obligations or liabilities of Service Provider under this Agreement, or (ii) be deemed to be supervision by NORTHSTAR of Service Provider, its agents, servants, employees or subcontractors.

(c)	O&M Service Provider and/or NORTHSTAR Personnel may report to Service Provider any unsafe or improper conditions or practices observed at the Data Center Facility for correction by Service Provider. Service Provider shall promptly, in no event later than 30 days after receipt of such report by O&M Service Provider and/or NORTHSTAR Personnel, correct all such unsafe or improper conditions or practices reported by O&M Service Provider and/or NORTHSTAR Personnel.

6.8.	Test Site. Service Provider shall provide NORTHSTAR Personnel with proper test site for operation and maintenance of the Hosted Servers that meets the safety and security requirements. The test site shall provide 220V power supply and necessary network access, and shall have no less than 5 power outlets and 5 network interfaces unless otherwise required by NORTHSTAR Personnel.

6.9.	Online Status Ratio.

(a)	In any given settlement month, if the online status ratio of the hosted equipment falls below 95% due to issues attributable to mining infrastructure—such as electricity supply, heat dissipation, water quality, or network connectivity (excluding economic curtailments implemented to avoid coincident peak charges)—then NORTHSTAR shall have the right to require the Service Provider to remedy such deficiency within a one (1) month rectification period. If, following the expiration of the rectification period, the online status ratio remains below 95%, NORTHSTAR shall be entitled, at its sole discretion, to exercise any of the following remedies:

1.	Terminate the Formal Service Framework Agreement without liability for breach; or

2.	Adjust the applicable hosting fee for the relevant billing cycle such that the hosting unit price shall be equal to the current actual hosting unit price (as adjusted pursuant to this Agreement) multiplied by the actual online status ratio at the end of the rectification period. This adjusted rate shall remain in effect from the end of the rectification period until such time as the online status ratio returns to 95% or above.

(b)	If the online status ratio falls below 95% in any future billing cycle (regardless of whether the cause is the same or different), NORTHSTAR shall have the right, without further remedial period, to: Directly adjust the hosting fee in accordance with Clause 6.9(a)(2); or Immediately terminate the Formal Service Framework Agreement pursuant to Clause 6.9(a)(1).

6.10.	Inventory Storage. In addition to the space for hosting of the Hosted Servers, Service Provider shall provide sufficient space to NORTHSTAR for storage and safe-keeping of Inventory Assets, provided that the number of Inventory Assets that NORTHSTAR may store and keep at Data Center Facility shall not be more than 1% of the number of the Hosted Servers. For the purpose of this Article, the number of Inventory Assets refers to the number of whole servers and equipment hardware and the number of servers and equipment hardware which the spare parts and components may be assembled into or installed on.

6.11.	Installation and Accuracy of Separate Meter. Service Provider shall install Separate Meter(s) at the Data Center Facility to monitor the electrical power consumed by the Hosted Servers, and shall cooperate with NORTHSTAR to check and calibrate the accuracy of the Separate Meter(s) regularly or occasionally in accordance with NORTHSTAR’s request and instructions, to ensure the constant accuracy of the Separate Meter(s).

6.12.	Inventory Audit. NORTHSTAR shall be entitled to conduct inventory audits of the Hosted Servers regularly or occasionally, and Service Provider shall provide assistance and convenience accordingly. If the result of the inventory audit does not match the information as stipulated in APPENDIX I, Service Provider shall assist NORTHSTAR to discover the reasons. If any Hosted Server is lost, Service Provider shall indemnify NORTHSTAR against its losses arising therefrom based on the fair market value of such Hosted Server.

6.13.	Health and Safety Manual. Service Provider shall prepare, maintain, periodically revise and implement necessary written operating, maintenance, safety (including the Health and Safety Manual) and other programs and procedures (including response plans for possible Emergency situations). Service Provider shall fully advise all of its employees, agents, subcontractors, and others working for Service Provider in connection with the Services of all necessary environmental, safety, and health procedures required by all Applicable Laws, Prudent Industry Practices and the Health and Safety Manual. Further, Service Provider shall continuously inspect the Services to identify any unsafe conditions and shall promptly take action to correct any condition that is unsafe. Service Provider hereby represents and warrants to NORTHSTAR that it is able to perform the Services hereunder and that it is familiar with and knowledgeable about all Applicable Laws, Prudent Industry Practices and the Health and Safety Manual to the extent necessary to carry out the Services in a safe and competent manner.

6.14.	Workforce. Service Provider shall procure all labor and services necessary to perform the Services and maintain an effective workforce through proper hiring, training, administration, and compensation.

6.15.	Electricity Outage. Service Provider shall ensure continuous electrical power supply for the Hosted Servers. In the event there are fifteen (15) calendar days of electricity outage on an accumulative basis during one Billing Period, NORTHSTAR shall be entitled to remove all or any of the Hosted Servers from the Data Center Facility.

6.16.	Information provided by Service Provider. Service Provider hereby represents and warrants to NORTHSTAR that information provided by Service Provider (including its officers, directors or employees) in the course of NORTHSTAR’s due diligence process in connection the Data Center Facility, including but not limited to corporate documents, management responses and presentations, operation statistics, business contracts, is true and accurate in all material respects and is not misleading or deceptive. In particular, Service Provider has not omitted any material facts of an unfavorable nature or failed to accord them with appropriate significance, presented favorable possibilities as certain or as more probable than is likely to be the case, presented projections without sufficient qualification or explanation, nor presented risk factors in a misleading way. Service Provider acknowledges that NORTHSTAR is relying upon the truth and accuracy of such information provided by Service Provider in entering into this Agreement.

6.17.	Hashrate Theft. In the event of hashrate theft by occurring during the term of this Agreement.

(a)	Compensation. The Service Provider shall be strictly liable to compensate NORTHSTAR for any mining income lost due to hashrate theft or misappropriation during the affected period, regardless of fault. The amount of lost mining income shall be calculated based on the actual hashrate stolen and the full duration of the theft. The total compensation payable by the Service Provider shall be no less than three (3) times the estimated mining income lost during such period. NORTHSTAR may submit a written claim for compensation at any time within twelve (12) months from the date the theft is discovered. The Service Provider shall bear the burden of proving that any alleged theft or misappropriation did not occur due to its action, inaction, negligence, or breach.

(b)	Release from Payment. NORTHSTAR shall be entitled to a waiver of the Hosting Fees and any Operation and Maintenance Fees (if any) for the period corresponding to the hashrate theft. This release shall apply only to the specific timeframe during which the hashrate theft occurred. The Hosting Fees and Operation and Maintenance Fees (if any) to be waived shall be calculated based on the duration and extent of the hashrate theft.

(c)	Termination Right. In the event that hashrate theft is not remedied after fifteen (15) calendar days of the following written notice to the Service Provider, NORTHSTAR shall have the right to terminate this Agreement without penalty or liability by providing written notice.

6.18.	Damage or Loss of the Hosted Servers Due to Data Center Facility Operator.

(a)	Compensation for the Hosted Servers Loss or Damage. In the event of damage or loss of the Hosted Servers, attributable to an act or omission of the Service Provider, the Service Provider shall compensate NORTHSTAR for such damage or loss. The compensation amount shall be calculated based on the fair market value of the Hosted Servers at the time of the damage or loss. NORTHSTAR must submit a written request for compensation within a reasonable time after being notified of the damage or loss.

(b)	Compensation for Lost Mining Income. In addition to compensation under Section 6.18 (a), the Service Provider shall compensate NORTHSTAR for mining income lost during the period in which the affected Hosted Servers were rendered non-operational due to the damage or loss. The amount of lost mining income shall be calculated based on the Theoretical Hashrate PPS Income of the affected Hosted Servers during the downtime. NORTHSTAR must provide a written claim for this compensation within a reasonable time after the incident of damage or loss.

Limitation to Compensation. The total compensation payable by Service Provider under this Section 6.18 shall in no event exceed the aggregate of (i) the fair market value of the affected Hosted Servers, and (ii) the estimated mining income lost during the relevant downtime.

7.	INSURANCE

7.1.	Service Provider agrees to keep at its own expense, in full force and effect during the Term of this Agreement, appropriate commercial general liability insurance covering the Data Center Facility (not including any Hosted Servers) hereinafter.

7.2.	In the event of any damage or loss of the Hosted Servers and upon request of NORTHSTAR, Service Provider shall provide NORTHSTAR and/or the owner of the Hosted Servers (as applicable) with documents and information in support of the insurance claim made to the insurance company.

7.3.	In the event of any damage or loss of the Hosted Servers caused by or results from the negligence or willful misconduct of Service Provider and that the insurance is unavailable or insufficient to cover the losses of NORTHSTAR and/or the owner of the Hosted Servers (as applicable), Service Provider shall be liable to indemnify NORTHSTAR (for and on behalf of the owner of the Hosted Servers, as applicable) for the difference between the insurance coverage, if any, and such losses.

8.	TITLE AND OWNERSHIP OF HOSTED SERVERS

8.1.	Ownership of Hosted Servers. Subject to Articles 8.2 and 8.3, Service Provider acknowledges and agrees that the Hosted Servers and Inventory Assets are assets of NORTHSTAR or any third party designated by NORTHSTAR (as applicable) (collectively, the “Owner of Hosted Servers”) and the Owner of Hosted Servers shall solely have the proprietary interest in the Hosted Servers. The Owner of Hosted Servers’ such interest shall not be affected by any factors, including but not limited to Service Provider’s operating conditions, financial conditions or any disputes or lawsuits against its shareholders or any third parties. In no event shall Service Provider’s creditors, shareholders or other third parties be entitled to file disputes regarding the ownership of the Owner of Hosted Servers. Without prejudice to the foregoing, in the event that any such dispute occurs, Service Provider shall provide the Owner of Hosted Servers with all reasonable assistance in proving the Owner of Hosted Servers’ proprietary interest in the Hosted Servers.

8.2.	Priority Right. In the event that the Owner of Hosted Servers proposes to dispose of any Hosted Server that is owned by such Owner of Hosted Servers (the “Offered Server”), the Owner of Hosted Servers shall give Service Provider notice (the “Disposal Notice”) of such proposed disposal at least seven (7) days prior to the proposed disposal, and Service Provider shall be entitled to purchase such Offered Server(s) at the price and on the terms specified in the Disposal Notice. If Service Provider waives such priority right, fails to respond to the Disposal Notice, or fails to execute the purchase agreement of the Offered Server(s) within seven (7) days since the date of the Disposal Notice, the Owner of Hosted Servers shall be entitled to dispose the Offered Server(s) to any third party without any limitation.

8.3.	Transfer of Rights. Subject to Article 8.2, if the Owner of Hosted Servers transfers all or part of the Offered Server(s) to a third party, NORTHSTAR shall be entitled to transfer its rights and obligations with regard to the Services hereunder associated with such Offered Server(s) hereunder to such third-party purchaser, and Service Provider shall facilitate and execute the relevant documentation as necessary and provide corresponding assistance, including but not limited to, permitting NORTHSTAR to share the project approval documents, power purchase agreement(s), and land title documents of the Data Center Facility with the third party. If required by Service Provider, NORTHSTAR will coordinate with the third party to execute a non-disclosure agreement.

9.	INDEMNIFICATION

Service Provider shall indemnify and hold NORTHSTAR, its affiliates and their respective directors, officers, agents, successors and assigns (the “NORTHSTAR Indemnitee(s)”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, cost and expenses, including but not limited to any attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation (collectively, “Losses”) incurred by any NORTHSTAR Indemnitee as a result of or arising out of any: (i) are caused by an inaccuracy in or breach of any representation or warranty made by the Service Provider; or (ii) result from the violation or non-performance, partial or total, of any covenant or agreement of the Service Provider, contained in this Agreement.

10.	FORCE MAJEURE

A Party shall not be considered to be in default or breach of this Agreement and shall be excused from performance or liability for damages to the other Party, if and to the extent that the performance of any obligation of such Party under this Agreement (other than an obligation to make payment) is prevented, frustrated, hindered or delayed as a consequence of an event of Force Majeure, provided that:

(a)	such Party claiming to benefit under this Article 10.1 (the “Affected Party”) shall:

(i)	immediately and in any event no later than 24 hours from the occurrence of such event of Force Majeure, give the other Party (the “Non-Affected Party”) a written notice (including via email) setting out details of such event of Force Majeure; and

(ii)	within three (3) days from the occurrence of such event of Force Majeure, produce to the Non-Affected Party supporting materials evidencing such event of Force Majeure and how its occurrence prevented, frustrated, hindered or delayed the performance of the Affected Party’s obligation under this Agreement;

b)	the Affected Party shall take all necessary measures to mitigate the impact of such event of Force Majeure and shall resume normal performance of this Agreement promptly after the removal of such event of Force Majeure, unless it is impracticable or unnecessary to resume the performance of this Agreement;

If the normal performance of this Agreement cannot be resumed within fifteen (15) calendar days from the occurrence of such event of Force Majeure, the Non-Affected Party shall be entitled to terminate this Agreement with immediate effect without any liability for breach of contract.

“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which is unforeseeable, or even if foreseeable, unavoidable and occurs after the date of this Agreement, and prevents, frustrates, hinders or delays, that Party from performing any obligation imposed upon that Party under this Agreement, including, to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, military disturbances, nuclear or natural catastrophes or acts of god, national strikes, riots, epidemics, earthquakes, floods, hurricanes or typhoons, explosions, and regulatory or administrative or similar action or delays to take actions of any governmental authority.

11.	TERM AND TERMINATION

Term. This Agreement shall have a term (the “Term”) as specified in APPENDIX I.

Option to Renew by NORTHSTAR. NORTHSTAR is granted an option to propose renewal of this Agreement by the Service Provider upon expiry of the Term. NORTHSTAR may indicate its intention to renew this Agreement by giving Service Provider a written notice (the “Renewal Notice”) of no later than thirty (30) calendar days prior to the expiry of the Term. Upon delivery of the Renewal Notice to Service Provider and Service Provider’s written consent to such renewal, this Agreement shall be renewed for a period of [one] year from the date of expiry of the Term on the same terms and conditions as are herein contained and be binding on both Parties. For the avoidance of doubt, where NORTHSTAR has not given a Renewal Notice by thirty (30) calendar days prior to the expiry of the Term, the Service Provider may be entitled not to renew under this clause and to allocate the relevant resources to another client.

Termination. This Agreement may be terminated prior to the expiration of the Term:

a)	upon mutual agreement in writing of the Parties;

b)	upon either Party giving a written notice of its intention to terminate this Agreement in whole or in part of no less than sixty (60) calendar days to the other Party, provided that a compensation in an amount equal to One-Month Theoretical Hosting Fee shall be paid by the terminating Party to the other Party upon termination and the termination shall be effective upon the termination date set forth in such termination notice (which shall not be earlier than sixty (60) calendar days after the date of such termination notice);

c)	upon either Party giving a written notice to the other Party if such other Party (i) files in any court or agency pursuant to any Applicable Law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (ii) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within ninety (90) calendar days after the filing thereof, (iii) makes an assignment of the assets associated with this Agreement for the benefit of its creditors, or (iv) fails to maintain or renew any material business registration license, approval or permit that is required under any Applicable Law to carry out its normal business;

d)	upon NORTHSTAR giving a written notice to Service Provider to terminate pursuant to Article Article 6.6, 6.9;

e)	upon the Non-Affected Party giving a written notice to the other Party to terminate pursuant to Article 10.2; and

f)	upon NORTHSTAR giving a written notice to Service Provider to terminate pursuant to Article 15.3.

Effects of Termination. Upon termination of this Agreement, without limiting any other provisions set forth in this Agreement:

(a)	Service Provider shall:

a)	Return the remaining Deposit to NORTHSTAR including in accordance with Article 3;

b)	Any Balance remaining;

c)	Provide unfettered access to NORTHSTAR Personnel to the Data Center Facility and any assistance required by such NORTHSTAR Personnel to remove the NORTHSTAR Property;

d)	Issue a final invoice with the applicable Hosting Fee outstanding up to the termination date in accordance with the related Article and Service Order;

e)	Return all Confidential Information of NORTHSTAR to NORTHSTAR and delete all electronic copies thereof from its systems.

(b)	NORTHSTAR shall:

(i)	pay all finally determined invoice amounts outstanding as of the termination date;

(ii)	remove all the Hosted Servers and Inventory Assets from the Data Center Facilities; and

(iii)	return all Confidential Information of Service Provider to Service Provider and delete all electronic copies thereof from its systems.

12.	CONFIDENTIALITY

12.1.	From the date of this Agreement until the fifth (5th) year anniversary of the expiration of the Term or the earlier termination pursuant to Article 11.2, each Party hereby agrees that it will, and will cause its Affiliates and its and their respective directors, officers, employees, professional advisors, agents and other Persons acting on their behalf (collectively, “Representatives”) to hold, in strict confidence the terms and conditions of this Agreement (including all appendices, exhibits and schedules attached hereto), including their existence, and all non-public records, books, contracts, instruments, computer data and other data and information, whether in written, verbal, graphic, electronic or any other form, provided by any other Party and its Representatives (except to the extent that such information has been (a) already in such Party’s possession prior to the disclosure or obtained by such Party from a source other than any other Party or its Representatives, provided that, to such Party’s knowledge, such source is not prohibited from disclosing such information to such Party or its Representatives by a contractual, legal or fiduciary obligation to any other Party or its Representatives, (b) in the public domain through no breach of the confidentiality obligations under this Agreement by such Party, or (c) independently developed by such Party or on its behalf without reference to any such non-public information) (the “Confidential Information”).

Notwithstanding the foregoing, each Party may disclose the Confidential Information (a) to its Affiliates and its and their respective Representatives to the extent necessary to perform this Agreement, provided that such persons shall be subject to appropriate nondisclosure obligations, (b) as required by Applicable Law or requests or requirements from any governmental authority or other applicable judicial or governmental order, provided that prior to any such disclosure, the Party who obtains the Confidential Information shall promptly notify the other Party in writing and reasonably cooperate with the other Party to avoid or limit such disclosure to the extent legally permitted, and to obtain a protective order or other available protections to the extent such disclosure is required, or (c) in connection with any enforcement of, or dispute with respect to or arising out of, this Agreement, or (d) with the prior written consent of the other Party.

12.2.	The content of this Agreement and any information disclosed hereunder by the other Party in the course of negotiating or performing this Agreement is Confidential Information under this Agreement and shall only be used in accordance with this Agreement.

13.	INJUNCTIVE RELIEF

13.1.	Service Provider acknowledges that a breach or threatened breach of this Agreement shall cause serious and irreparable harm to NORTHSTAR for which monetary damages alone would not be a sufficient remedy. Accordingly, Service Provider agrees that in the event of a breach or threatened breach by the Service Provider, NORTHSTAR shall be entitled to injunctive relief and specific performance in addition to any other remedy available to NORTHSTAR in equity or at law without the necessity of obtaining any form of bond or undertaking whatsoever, and Service Provider hereby waives any claim or defense that damages may be adequate or ascertainable or otherwise preclude injunctive relief.

14.	NOTICES

14.1.	All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a Party as may be specified in a notice given in accordance with this Article 14.1. Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day).

14.2.	Initial address of each Party for notices: See Appendix I.

15.	ANTI-COMMERCIAL BRIBERY

15.1.	Service Provider shall not, and shall procure its directors, officers, employees, consultants, agents and other representatives (collectively with Service Provider, the “Service Provider Associates”) not to, directly or indirectly engage in any activity of commercial bribery, i.e. providing any unjustified interests in any form including but not limited to cash, cheque, credit card gifts, negotiable securities (including bonds and stocks), physical objects (including all kinds of high-end household goods, luxury consumer goods, handicrafts and collections, as well as housing, vehicles and other commodities), entertainment coupon, membership card, currency or rebate in the form of goods, kickback, non-property interests such as schooling, honor, special treatment, and employment for relatives and friends, traveling, entertaining and personal service etc. to any director, officer, employee, consultant, agent and other representative of NORTHSTAR (collectively, “NORTHSTAR Associates”)in order to obtain the any immediate or future business opportunity with NORTHSTAR whether under this Agreement or any other business relationship, regardless of whether such unjustified interests is provided on Service Provider Associates’ own initiative or in response to explicit or implicit request of NORTHSTAR Associates.

15.2.	If any of NORTHSTAR Associates explicitly or implicitly requests commercial bribes, Service Provider shall immediately notify NORTHSTAR of such activity with relevant evidence and cooperate with NORTHSTAR in its investigation.

15.3.	If any of Service Provider Associates commits commercial bribes in contravention of Article 15.1, NORTHSTAR shall be entitled to terminate this Agreement and any other existing business cooperation with Service Provider and claim for damages against Service Provider.

16.	TAX

For the avoidance of doubt, NORTHSTAR shall pay any capital gains tax and other taxes specifically imposed on income generated by operation of the Hosted Servers if required by authorities of the United States.

17.	GENERAL

17.1.	Entire Agreement and Amendment. This Agreement, together with all appendices, schedules, annexes and exhibits, constitute the full and entire understating and agreement between the Parties, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof. This Agreement may only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

17.2.	Assignment.

(a)	NORTHSTAR may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party.

(b)	Service Provider may assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part subject to NORTHSTAR’s prior written consent.

(c)	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

17.3.	Governing Law. This Agreement shall be solely governed by and construed in accordance with the laws of the Relevant Jurisdiction, without regard to principles of conflict of laws.

17.4.	Dispute Resolution. All disputes arising under this Agreement shall be submitted to arbitration in Dover, Delaware, or such City within the United States as NORTHSTAR may designate, before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Relevant Jurisdiction. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction. The breaching Party shall bear the attorney fees and arbitration fees of the non-breaching Party. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

17.5.	Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any Applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Applicable Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

17.6.	Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[The remainder of this page is intentionally left blank for signature]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

Signed for and on behalf of

NORTHSTAR

[Northstar Lending LLC]

Signature	/s/ Weichao Zhang
Name:	Weichao Zhang
Title:	President

Signed for and on behalf of Service Provider

[One Blockchain LLC (f.k.a BV Power Alpha LLC)]

Signature	/s/ Jerry Tang
Name:	Jerry Tang
Title:	CEO

APPENDIX I

TERMS OF SERVICES

1.	HOSTING CAPACITY AND HOSTED SERVERS

1.1.	Service Provider agrees to provide to NORTHSTAR Hosting Capacity as follows, together with the necessary onsite production and living facilities including office rooms, maintenance rooms, canteen, dormitory and toilets. The number of the Minimum Hosting Quantity shall be determined based on the calculation of each Hosted Server’s rated power as 3,600W.

Hosting Capacity	(MW)	Minimum Hosting Quantity (Units)

[***]	[***]	[***]

1.2.	The Parties acknowledge and agree that the actual Hosting Quantity in this instance shall be determined by the actual average power of Hosted Servers. Details of the Hosted Servers hereafter are as follows, subject to the specific model power efficiency and quantity of the Hosted Servers actually delivered to the Data Center Facility. Service Provider shall ensure that the Data Center Facility has been connected to electrical power and reaches its standard operational conditions for each batch of Hosted Servers to be in Online Status on or before the respective estimated power-on date as set forth in the table below.

Model	Rated Computing Power	Rated Power Consumption	Quantity	Estimated Arrival Date

[***]	[***]	[***]	[***]	[***]

1.3.	The Parties further acknowledge and agree that, subject to the Hosting Capacity and Minimum Hosting Quantity, NORTHSTAR shall be entitled to, from time to time, modify the model of the Hosted Servers and Hosting Quantity, at its sole discretion, by providing: written notice (the “Hosted Servers Modification Notice”) in the form attached hereto as EXHIBIT B of this APPENDIX I seven (7) Business Days prior to the delivery, withdrawal, and/or replacement of the Hosted Servers.

Service Provider shall cooperate with NORTHSTAR to on-rack and/or de-rack of the Hosted Servers, power on additional Hosted Servers as applicable, and adjust the amount of the Deposit and Prepayment in accordance with the calculation methods provided the Hosting: Services Agreement. In the event where there is a decrease in the Deposit and Prepayment, Service Provider shall return the difference between the pre-adjustment Deposit and the post-adjustment Deposit in full to NORTHSTAR within ten (10) Business Days from the receipt of the Hosted Servers Modification Notice and return the Prepayment, if any, in accordance with Section 3.5 of the Hosting Services Agreement.

2.	SERVICE AND FEES

2.1.	Data Center Facility. Service Provider has submitted the Information Memorandum of the Data Center Facility located a [***] attached hereto as EXHIBIT A.

2.2.	Notwithstanding the temperature requirements outlined in Section 6.l(b) of the Hosting Service Agreement and without waiving NORTHSTAR’s right to adjust Hosting Quantity thereunder, the Paities acknowledge that in case of extreme weather conditions prevailing in the local area of the Data Center Facility, resulting in local maximum daytime temperatures exceeding [ ]°C, Service Provider may engage in negotiations with NORTHSTAR to establish an agreed-upon upper limit for the air inlet temperature range.

2.3.	Deposit. NORTHSTAR shall pay to Service Provider the Deposit as set forth below in accordance with the Hosting Services Agreement.

Batch No.	Hosting Quantity (Units)	Deposit Breakdown	Deposit (US$)

[***]	[***]	[***]	[***]

2.4.	Hosting Fees. The applicable Hosting Fee under this APPENDIX I are as follows:

●	Normal Hosting Unit Price (including non-deductible taxes/expenses): US$[0.065]/k:Wh Minimum Hosting Unit Price (including non-deductible taxes/expenses): US$[0.065]/kWh

●	Monthly Theoretical Hosting Fee (including non-deductible taxes/expenses): ΣRated Power of Each Hosted Server Powered-On (kW) x Normal Hosting Unit Price x 24x 30

2.5.	Billing Method.

For the purposes of this Hosting Service Agreement, the billing method shall be as follows:

NORTHSTAR shall make a prepayment for the first month’s Hosting Fee in accordance with Section 3.5.1 of the Hosting Services Agreement. For all subsequent Billing Periods, NORTHSTAR shall pay on a prepayment basis as well. Service Provider will issue the invoice of the Service Fees on or before 7th of the month, which shall comprise two components: Prepayment for Next Billing Period and Reconciliation of Previous Billing Period. NORTHSTAR shall pay the net amount due under the invoice (after applying any credits or debits) no later than seven (7) Business Days from the date of the invoice.

On-rack Obligation and Fees.

●	☐ A. NORTHSTAR or a third party designated by NORTHSTAR shall on-rack the Hosted Servers, and Service Provider shall cooperate and provide necessary assistance to NORTHSTAR or such third party. NORTHSTAR is not required to pay Service Provider any on-rack fee.

●	☐ B. The Service Provider shall undertake the responsibility of on-racking and powering-on the Hosted Servers, ensuring that a minimum of [ ] Hosted Servers is on-racked and powered-on each day. Service Provider may charge NORTHSTAR an on-rack fee (inclusive of non-deductible taxes/expenses), at the rate of US$[15] per Hosted Server. It is agreed that this on-rack fee encompasses all fees and expenses associated with the unloading at arrival, on-racking, and powering-on of the Hosted Servers. This includes, but is not limited to, unloading the Hosted Miners from the carrier, relocating the Hosted Miners to the racks, disposing or storing of wrapping materials as instructed by NORTHSTAR, and the removal of any waste materials. Any such on-rack fee shall be billed per occurrence, subject to the prior written consent of NORTHSTAR, for the Billing Period during which it occurs.

●	☐ C. A combination of A and B and as specified as follows:______________.

2.6.	Off-rack Obligation and Fees. At the termination or expiration of the Hosting Services Agreement or other conditions as agreed in the Hosting Services Agreement or between the Parties, NORTHSTAR shall be entitled to require Service Provider to off-rack and wrap the Hosted Servers or to it by itself or a third party designated by NORTHSTAR.

If NORTHSTAR chooses to arrange off-racking by its own, NORTHSTAR is not required to pay Service Provider any off-rack fee. Service Provider shall provide all reasonable cooperation as required by NORTHSTAR.

If NORTHSTAR chooses to have Service Provider handling the off-racking, Service Provider shall off-rack, dust and wrap the Hosted Servers according to the instructions provided by NORTHSTAR. Service Provider may charge NORTHSTAR an off-rack fee (inclusive of non-deductible taxes/expenses), at the rate of US$[   ] per Hosted Server. It is agreed that this off-rack fee encompasses all fees and expenses associated with the off-racking, dusting, wrapping and packaging and loading onto the carrier. Any such off-rack fee shall be billed per occurrence, subject to the prior written consent of NORTHSTAR, for the Billing Period during which it occurs.

2.7.	Taxes and Expenses.

Service Provider may charge the deductible taxes from NORTHSTAR. In this case, Service Provider shall provide NORTHSTAR with invoices or vouchers for the tax deduction in accordance with the Applicable Laws on tax.

(a)	Hosting Fees Taxes and Expenses

●	Types and taxation methods of non-deductible taxes/expenses: [ ]

●	Types and taxation methods of deductible taxes/expenses: [ ]

(b)	On-rack and off-rack taxes and expenses

●	Types and taxation methods of non-deductible taxes/expenses: [ ]

●	Types and taxation methods of deductible taxes/expenses: [ ]

[In case of no tax included: Pursuant to the prevailing tax regulation of the State of [   ], the services provided by the Service Provider or the payment of any amounts made by NORTHSTAR are not subject to tax including but not limited to sales and use tax, valued added tax and any other governmental charges and duties similar to the tax, hence the Service Provider shall not charge any additional taxes in relation to the services rendered under this agreement. The Service Provider shall be compliant from any tax perspective based on state and local tax laws. The Service Provider shall indemnify and hold NORTHSTAR harmless from and against any and all liability of tax filing, claims, late payment interest, fines, penalties in relation to sales and use tax, value-added taxes, excise tax, general business tax and any other governmental charges and duties connected with the services provided by the Service Provider or the payment of any amounts hereunder. If the tax regulation of the State of [   ] changes, the taxes and expenses may be agreed and confirmed in writing by the Parties otherwise.]

3.	BILLING AND PAYMENT

3.1.	All payment of Hosting Fee under this APPENDIX I, including any remittance or refund of Hosting Fee, shall be made:

☐ via wire transfer of immediately available funds in the US Dollars to the bank account of designated by the receiving Party;

☐ via transfer in digital currency Tether (USDT); or

☐ via other methods: ________________________ .

The Parties agree that NORTHSTAR shall be entitled to make payments via the foregoing methods in its sole discretion. In the event that Service Provider fails to provide or update (if applicable) the correct and the latest valid payment information of Service Provider, Service Provider shall not suspend provision of Services, terminate the Hosting Services Agreement (including any appendix, schedule or exhibit hereto), or hold NORTHSTAR liable for any breach of contract for failure of NORTHSTAR to make payment due thereto.

3.2.	Account Information of Service Provider

Account Name: BV POWER ALPHA LLC

Bank Name: JPMORGAN CHASE BANK

Bank Address: JPMORGAN CHASE BANK, N.A. - NEW YORK JPMorganChase

New York, NY 10017

Account Number: 613053019

ABA Routing Number: 021000021

SWIFT CODE: CHASUS33

3.3.	[In case the payment is conducted in digital currency: Service Provider also agrees to receive payment in digital currency, by way of a transfer of [USDT] to the digital wallet address of [*]:

[*]

The exchange rate between the [USDT] and US Dollars: USDT/US$=1/1. The Parties agree that Service Provider would not charge any additional handling fee.]

4.	VOLUNTARY POWER-OFF AND LOW POWER MODE

For the Data Center Facility, there is

☐ A. no Minimum Power Commitment. Therefore, Subsection A of Section 5.3 of the Hosting Services Agreement shall be applied.

☐ B. a Minimum Power Commitment of [ ]MW. Therefore, Subsection B of Section 5.3 of the Hosting Services Agreement shall be applied.

5.	TERM

Term. The Hosting Service Agreement shall have a Term effective from the Effective Date and expiring on the [first (1st)] anniversary of the Initial Date (i.e., [ ]).

6.	NOTICE

Initial address of each Party for notices:

If to Service Provider:

Address:	1540 Broadway Ste 1010 New York, NY 10036

Attn:	Jerry Tang

Email:	jerry.tang@vcvdigital.com

If to NORTHSTAR:

Address:	3500 South DuPint Highway, City of Dover, County of Kent, Delaware 19901

Attn:	Legal Department, Mining Department

Email:	legal@nsdigital.io ; mining@nsdigital.io

7.	PREVAILING PROVISION

In the event of any discrepancy between the provision of this APPENDIX I and the Hosting Services Agreement, the provision in this APPENDIX I shall prevail.

EXHIBIT A

INFORMATION MEMORANDUM OF DATA CENTER FACILITY

Service Provider:	[	]
Submission Date:	[	]
Ref. Number:	[	]

BASIC INFORMATION
Location
Jurisdiction
Land Area (sq. m)
Building Area (sq. m)
Construction Structure	☐ Steel Structure ☐ Warehouse ☐ Container
Designed No. of Racks
Heat Dissipation Method	☐ Hydro Cooling ☐ Air Cooling
Local Temperature (℃)	Max.	Min.	Avg.
Server Air Inlet Temperature (℃)	Max.	Min.	Avg.
Humidity (%)
Air Pressure (kPa)
ELECTRICAL POWER
Power Type	☐ Grid hybrid ☐ Wind ☐ Solar ☐ Hydro ☐ Nuclear
Electricity Cost (US$ / kWh)	US$ /kWh
Max. Power Capacity (MW)	MW
Minimum Power Commitment	☐ Not Available ☐ MW
NETWORK
Network Operator
Network Bandwidth, Mb/s
Conditions of Prepayment
1.	Service Provider completed the construction of the Data Center Facility and passed the inspection of the Data Center Facility by NORTHSTAR;

2.	The Data Center Facility has the capability to connect to electrical power for the respective batch of Hosted Servers; and
3.	The respective batch of Hosted Servers has been on-racked and connected to electrical power.
Conditions of Payment of Deposit
1.	The high-voltage, medium-voltage and low-voltage transformers arrived at the Data Center Facility;
2.	The wiring between high-voltage and low-voltage transformers is completed;
3.	The construction of infrastructure, including but not limited to site hardening of the Data Center Facility, construction of facilities and buildings are completed; and
4.	The site protection facilities of the Data Center Facility are set up, and the Data Center Facility has the capability of basic safety protection.
COMPLIANCE STATUS
Project Approval Documents	☐ Not Available ☐ Provided to NORTHSTAR on [mm/dd/yyyy]
Power Purchase Agreement(s)	☐ Not Available ☐ Provided to NORTHSTAR on [mm/dd/yyyy]
Land Title Document	☐ Not Available ☐ Land Ownership Certificate OR ☐ Lease Agreement OR ☐ Land License Agreement provided to NORTHSTAR on [mm/dd/yyyy]
Installation Location of the Separate Meter	☐ Next to the high voltage transformer ☐ Next to the low voltage transformer ☐ Next to the container or plant ☐ Other:
Ultimate Beneficiary Owner of
Data Center Facility[2]
OTHER INFORMATION

[2]	Please indicate the ultimate beneficial owner who is either (i) an individual, or (ii) a company listed on a qualified stock exchange.

EXHIBIT B

NOTICE OF HOSTED SERVERS MODIFICATION

●	Notice Ref. Number: [ ]

[Date]

Via email

Service Provider: [                                                 ] (“Service Provider”)

Hosting Services Agreement Ref Number: [                                                               ]

Subject: Modification of Hosted Servers

This Hosted Servers Modification Notice (the “Notice”) is being provided in accordance with the Hosting Services Agreement dated [ ] between NORTHSTAR Technologies Georgia Limited (“NORTHSTAR” or “we”) and Service Provider.

This Notice is to inform you of the modification to the Hosted Servers as per paragraph 2.3 of APPENDIX I. NORTHSTAR, in its sole discretion, has decided to modify

☐ the model of the Hosted Servers, and/or

☐ Hosting Quantity.

1. Hosted Servers. Details of the Hosted Servers hereunder are as follows, subject to the specific model, power efficiency and quantity of the Hosted Servers actually delivered to the Data Center Facility:

●	●	●	●	●
1	●	●	●	●
2	●	●	●	●
●	●	●	●	●
●	●	●	●	●

Service Provider shall ensure each batch of Hosted Servers to be in Online Status on or before the respective estimated power-on date as set forth in the table above.

2. Deposit. The amount of the Deposit shall be revised as follows.

Batch No.	Hosting Quantity (Units)	Deposit Breakdown	Deposit (US$)
1		[Please insert the corresponding Hosting Quantity] × 3.6 (kW) × [Please insert the Normal Hosting Unit Price] × 24 ×30
2		[Please insert the corresponding Hosting Quantity] × 3.6 (kW) × [Please insert the Normal Hosting Unit Price] × 24 ×30
● [TBD]		[Please insert the corresponding Hosting Quantity] × 3.6 (kW) × [Please insert the Normal Hosting Unit Price] × 24 ×30
● In Total		-

3. Payment.

☐	In the event where there is an increase in the Deposit, NORTHSTAR shall, make additional payment of Deposit in accordance with the terms in the Hosting Service Agreement.

☐	In the event where there is a decrease in the Deposit, Service Provider shall return the difference between the pre-adjustment Deposit and the post-adjustment Deposit in full to NORTHSTAR within ten (10) Business Days from the receipt of the Hosted Servers Modification Notice.

The aforementioned modifications are to take effect on the date hereof. We kindly request that you make the necessary arrangements for the on-rack and power-on of the additional Hosted Servers as specified above.

Capitalized terms not defined herein shall have the meaning assigned to them in the Hosting Services Agreement.

Please acknowledge receipt of this notice and confirm your understanding of the changes by receipt of this Hosted Servers Modification Notice by signing and returning a copy of this notice to us within three (3) Business Days. If no acknowledgment of receipt is received by the deadline mentioned above, the Notice shall be deemed accepted by Service Provider.

Thank you for your prompt attention to this matter. Sincerely,

Signed for and on behalf of NORTHSTAR

[ ]

Signature______________________
Name:
Title:

Acknowledged and Agreed:

[ ]

Signature______________________
Name:
Title:

APPENDIX II

FORM OF RECONCILIATION STATEMENT

Hosting Capacity 矿场容量 (MW)	Actual Hosting Quantity 实际托管数量 (Units)	Billing Period 计费周期	Power Consumption 耗电量 (kW)	Online Status Ratio 在线率	Actual Hosting Unit Price 实际托管单价(US$)	Total Hosting Fee 总费用(US$)

APPENDIX III

FORM OF CONFIRMATION OF HOSTED SERVERS SECURITY

Service Provider: [                            ]

Submission Date: [                           ]

Date	Hosting Quantity (Units)	Site*	Model	Hashrate (T/Hs)	Sub-account Name	Online Quantity* (Units) (B)	Power-short age Quantity* (Units) (C)	Maintenance Quantity* (Units) (D)	Total Quantity (Units) (A) = (B) + (C) + (D)

In Total

*	Note:

1.	For “Site”, please indicate the exact building of the Data Center Facility where the corresponding Hosted Servers are stored and operated.

2.	Definitions

1)	“Hosting Quantity” means number of the Hosted Servers hosted in the Data Center Facility;

2)	“Online Status” means the status of a Hosted Server that is powered-on with constant supply of electrical power, has stable connection with network and is accessible. For the “Online Quantity”, please indicate the number of Hosted Servers in Online Status counted on the submission date of this Confirmation of Hosted Servers Security.

3)	“Power-shortage Status” means the status of a Hosted Server which has been delivered to the Data Center Facility that (a) is not powered-on yet, or (b) experiences power outage for a consecutive of twenty-four (24) hours or more after being powered-on, and is not in Maintenance Status (as defined below). For the “Power-shortage Quantity”, please indicate the number of Hosted Servers in Power-shortage Status counted on the submission date of this Confirmation of Hosted Servers Security.

4)	“Maintenance Status” means the status of a Hosted Server that is experiencing defect, failure or malfunction, and has been de-racked pending maintenance or under maintenance. For the “Maintenance Quantity”, please indicate the number of Hosted Servers in Maintenance Status counted on the submission date of this Confirmation of Hosted Servers Security.

To ensure the healthy and long-term mutual cooperation and maintain business relationships with ordinary interest between the Parties, the Service Provider hereby certifies that none of the events described below have occurred and are continuing and none of the circumstances described below exist except as identified below in which case the details of each event or circumstance are set forth below in reasonable detail:

1.	Insolvency or bankruptcy proceedings initiated or threatened	☐ Yes	Please specify the details:
		☐ No	/
2.	Material judgments against Service Provider	☐ Yes	Please specify the details:
		☐ No	/
3.	Material asset reorganization of Service Provider	☐ Yes	Please specify the details:
		☐ No	/
4.	Material dispute, claim, litigation or arbitration involving Service Provider	☐ Yes	Please specify the details:
		☐ No	/
5.	Other circumstance that has had, has, or could reasonably be expected to have a material adverse effect on the business of the Service Provider	☐ Yes	Please specify the details:
		☐ No	/